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For Immediate Release:

Contacts:	Alexion Pharmaceuticals, Inc. David Keiser President & COO 203-272-2596	Euro RSCG Life NRP Ernie Knewitz (Media) 212-845-4253	Rx Communications Rhonda Chiger (Investor) 917-322-2569

Alexion Pharmaceuticals Reports Third Quarter And Nine Month Results

Cheshire, Conn., June 6, 2003 – Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) today announced financial results for its third fiscal quarter and nine months ended April 30, 2003.

For the third quarter ended April 30, 2003, Alexion reported revenues amounting to $167,000 compared to $539,000 for the same period last year. The decrease in revenues was primarily attributed to a decrease in research and support payments from Procter & Gamble Pharmaceuticals (P&G) as a result of the completion of the two acute myocardial infarction (AMI) Phase II trials (COMMA & COMPLY) in 2002, both of which were funded by P&G, as well as the completion of the Company’s government research grants.

The Company’s research and development expenses for the three-month period ended April 30, 2003 were $13.47 million compared to $15.91 million for the same period last year. The decrease resulted primarily from lower expenses related to the ongoing pexelizumab Phase III PRIMO-CABG clinical trial as a result of the Company’s completion of its obligation to pay the first 50% of the projected Phase III CABG study costs per the collaboration agreement with P&G. Per the agreement P&G has begun to bear the second 50% of the Phase III CABG study costs. The lower incurred expenses related to the Phase III CABG study were offset by increased manufacturing development and manufacturing costs associated with our lead C5 inhibitor candidates, pexelizumab and eculizumab. General and administrative expenses for the quarter were $3.37 million compared to $2.43 million for the same period last year, primarily due to increased staffing costs to support the growth of the Company. During the quarter ended April 30, 2003, the Company also recorded an impairment of fixed assets charge of $2.56 million related to a significant change in the manner in which the Company’s subsidiary, Columbus Farming, was utilizing its xenotransplantation or UniGraft facility and related assets as a result of the decision to discontinue the program.

Accordingly, total operating expenses increased to $19.40 million for the quarter compared to $18.34 million in the three-month period ended April 30, 2002. The Company posted investment income for the quarter of $1.19 million compared to $2.62 million for the same period last year. The decrease was primarily due to reduced market interest rates and lower cash balances. Interest expense, primarily on the Company’s $120 million convertible subordinated notes, was unchanged at $1.93 million for the quarter compared to the same period last year.

During the quarter ended April 30, 2003, the Company filed a claim to exchange its fiscal 2002 incremental research and development credit for cash and as a result recognized a net state tax benefit of $196,000.

Alexion incurred a net loss for the quarter of $19.78 million, or $1.09 per share versus a net loss of $17.11 million or $0.94 per common share for the same three-month period in 2002.

For the nine months ended April 30, 2003, Alexion reported revenues of $710,000 compared to $5.78 million for the same period last year. Revenues decreased as clinical trial and clinical manufacturing payments from P&G were lower due to the restructured pexelizumab collaboration, completion of the AMI Phase II trials, and the receipt by the Company of a $2 million milestone payment from P&G in January 2002 for the initiation of the Phase III PRIMO-CABG study.

Research and development expenditures for the nine months ended April 30, 2003 were $52.45 million compared to $40.62 million for the same period a year ago. The increase was primarily attributable to the Company’s incurred clinical trial costs for the ongoing pexelizumab Phase III PRIMO-CABG trial, higher manufacturing and development costs compared to last year associated with the lead C5 inhibitor candidates and an increase in research costs associated with the Company’s on-going product discovery and development efforts. General and administrative expenses increased to $7.62 million for the nine months from $5.87 million for the same period last year, primarily due to higher payroll costs from increased staffing levels to support growth of the Company. The Company recorded an impairment of fixed assets charge of $2.56 million during the quarter ended April 30, 2003 related to the decision to discontinue the UniGraft program.

Accordingly, total operating expenses increased to $62.63 million for the nine months ended April 30, 2003 compared to $46.49 million in the nine-month period ended April 30, 2002. The Company posted investment income for the nine-month period of $4.74 million compared to $10.08 million for the same period last year. The decrease was primarily due to reduced market interest rates and lower cash balances. Interest expense was $5.78 million for the past nine months versus $5.77 million for the same period last year.

Benefit from state income tax decreased to $88,000 for the nine months ended April 30, 2003 from $700,000 for the same period last year. The decrease resulted from lower R&D tax credit carryforwards to exchange and increased provisions for the State of Connecticut capital base tax as a result of tax legislation which requires companies to pay a minimum of their Connecticut corporation business tax. A state tax benefit of approximately $700,000 was recognized in the second quarter ended January 31, 2002.

Net loss for the nine months increased to $62.88 million or $3.45 per share from a net loss of $35.70 million or $1.97 per share recorded for the same nine-month period last year, exclusive of the impact of non-cash charges.

As of April 30, 2003 Alexion had approximately $231 million in cash, cash equivalents and marketable securities.

Based on the nine-month results and following further prioritization of R&D efforts and scheduling of manufacturing activities, management’s guidance for operating expenses has been reduced and is now projected to be between $85 to $87 million for the full fiscal year. The projected net loss for the fiscal year ending July 31, 2003 is now expected to be lower and in a range of $86 to $88 million versus the $88 to $95 million range previously cited.

“Our third quarter results reflect a focused allocation of resources to our priority product development programs as we achieve steady progress towards commercialization,” said David Keiser, President and Chief Operating Officer of Alexion. “We continue on track to complete our pexelizumab pivotal Phase III PRIMO-CABG study in cardiopulmonary bypass patients and to report results in the coming months. Plans are also developing to proceed to a late stage trial in myocardial infarction patients. Importantly, we continue to execute our plan for eculizumab which, pending appropriate discussions with the regulatory authorities, include initiating an advanced clinical trial in paroxysmal nocturnal hemoglobinuria (PNH) patients and a second Phase II study in membranous nephritis patients. We have also laid the groundwork to complete our Phase IIb eculizumab study in rheumatoid arthritis patients and expect to report those results later this year. All in all, we believe our portfolio of two late stage drugs in several therapeutic indications offers our shareholders an unusually attractive combination of high market value and balanced risk.”

Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including cardiovascular and autoimmune disorders, inflammation and cancer. Alexion’s two lead product candidates, pexelizumab and eculizumab, are currently undergoing evaluation in several clinical development programs. Alexion is developing pexelizumab, an antibody fragment, in collaboration with Procter & Gamble Pharmaceuticals. Together the firms have completed enrollment in a Phase III clinical study with pexelizumab in coronary artery bypass graft surgery (CABG) patients undergoing cardiopulmonary bypass (CPB), and have completed two large Phase II studies with pexelizumab in acute myocardial infarction patients. Alexion has also completed enrollment in a Phase IIb trial of its other lead product candidate, eculizumab, for the treatment of rheumatoid arthritis. In addition, eculizumab is in Phase II clinical trials in membranous nephritis and in earlier stage clinical development for the treatment of paroxysmal nocturnal hemoglobinuria (PNH) and dermatomyositis. Additionally, through its wholly owned subsidiary, Alexion Antibody Technologies, Inc., Alexion is engaged in discovering and developing a pipeline of additional antibody therapeutics targeting severe unmet medical needs. This press release and further information about Alexion Pharmaceuticals, Inc. can be found on the World Wide Web at: www.alexionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Alexion’s plans to differ or results to vary from those expected, including the results of pre-clinical or clinical studies (including termination or delay in clinical programs or inability to move forward to the next Phase of clinical development), the need for additional research and testing, delays in developing or arranging satisfactory manufacturing capability, inability to access capital and funding on a timely basis and on favorable terms, delays in development of or adverse changes in status of commercial relationships, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, dependence on Procter & Gamble Pharmaceuticals for performance of development and commercial matters related to pexelizumab, the risk that third parties won’t agree to license us on reasonable terms their intellectual property necessary for us to develop and commercialize our products, and a variety of other risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Annual Report on Form 10-K for the year ended July 31, 2002 and Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2002. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Tables Follow)

ALEXION PHARMACEUTICALS, INC.

Selected Financial Data

Statements of Operations (unaudited)

(amounts in thousands, except per share amounts)

	Three months ended April 30,		Nine months ended April 30,
	2003	2002	2003	2002
CONTRACT RESEARCH REVENUES	$167	$539	$710	$5,779

OPERATING EXPENSES
Research and development	13,473	15,906	52,454	40,620
General and administrative	3,369	2,432	7,619	5,867
Impairment of fixed assets	2,560	—	2,560	—

Total operating expenses	19,402	18,338	62,633	46,487

Operating loss	(19,235)	(17,799)	(61,923)	(40,708)

OTHER INCOME AND EXPENSE
Investment income	1,191	2,621	4,735	10,077
Interest expense	(1,930)	(1,927)	(5,783)	(5,773)

Net Loss before benefit from state income tax	(19,974)	(17,105)	(62,971)	(36,404)

BENEFIT FROM STATE INCOME TAX	196	—	88	700

Net loss	$(19,778)	$(17,105)	$(62,883)	$(35,704)

BASIC AND DILUTED NET LOSS PER SHARE	$(1.09)	$(0.94)	$(3.45)	$(1.97)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	18,210	18,160	18,207	18,129

Balance Sheet Data
(dollars in thousands)	April 30, 2003	April 30, 2002	July 31, 2002
	(unaudited)	(unaudited)	(audited)
Cash, cash equivalents and marketable securities	$230,935	$325,177	$308,584
Total Assets	$282,043	$370,160	$354,069
Net Stockholders’ Equity	$142,396	$224,881	$205,478